Exhibit 99.1

MARKFORGED, LEADER IN ADDITIVE MANUFACTURING, TO BECOME PUBLICLY LISTED THROUGH MERGER WITH ONE

•	Markforged’s AI-powered and intuitive additive manufacturing platform, The Digital Forge, is reinventing manufacturing by continuously improving and transforming the way engineers, designers and manufacturing professionals operate all over the world

•	Combined company expected to have equity value of approximately $2.1 billion with approximately $400 million in net cash (assuming no redemptions are effected) to fund growth strategy across key verticals and strengthen competitive advantage with new products, proprietary materials and expanded customer use cases

•	Business combination to provide up to $425 million in gross proceeds comprised of $215 million of cash held in trust from one (assuming no redemptions are effected) and an approximately $210 million fully committed common stock PIPE at $10.00 per share

•	The PIPE is being led by Baron Capital Group, funds and accounts managed by BlackRock, Miller Value Partners, Wasatch Global Investors and Wellington Management, with additional commitments from M12 – Microsoft’s Venture Fund and Porsche Automobil Holding SE, existing Markforged shareholders

•	Markforged shareholders, one shareholders and PIPE investors will hold shares in the combined company that will be listed on the NYSE under the ticker symbol “MKFG”

•	Business combination expected to be completed in the summer of 2021

•	Investor webcast and call is scheduled for Wednesday, February 24, at 8:00 AM EST

WATERTOWN, MA – February 24, 2021 – Markforged (the “Company”), creator of an integrated metal and carbon fiber additive manufacturing platform, The Digital Forge, today announced it has entered into a definitive agreement to merge with one (NYSE: AONE), a special purpose acquisition company sponsored by A-star and founded and led by technology industry veteran Kevin Hartz. Upon completion of the transaction, the combined company will retain the Markforged name and will be listed on the New York Stock Exchange under the ticker symbol “MKFG.”

Founded in 2013, Markforged’s AI-powered and intuitive additive manufacturing platform delivers tangible value to customers by solving demanding applications across key verticals, including industrial automation, aerospace, military and defense, space exploration, healthcare and medical and automotive. The platform seamlessly combines precise and reliable 3D printers with industrial-grade materials and cloud-based machine learning software, providing modern manufacturers with the resources to create more resilient and agile supply chains while saving time and money.

•	A differentiated solution. Markforged invented a new industrial-grade process that replaces traditionally manufactured plastic, steel and aluminum end-use parts with both easy-to-print metal and the Company’s proprietary continuous Carbon Fiber Reinforced (CFR) composites. This solution is powered by an integrated modern software platform that continuously updates and learns via AI, driving faster innovation and deployment. The Company has a full suite of Industrial and Professional grade printers being sold to customers today, as well as more than 170 issued and pending patents. As adoption of these technologies continues to spread across the $13 trillion global manufacturing industry, the Company is well-positioned to become a critical partner to leading manufacturers of the future.

•	Strong track record. Markforged’s products are already in 10,000 facilities across 70 countries. The Company has printed more than 10 million parts across the entire product development lifecycle, from R&D to aftermarket repair. Markforged has a proven operating model and a strong track record of growth since inception and generated revenue of approximately $70 million in 2020.

•	Large and growing market opportunity. The additive manufacturing industry represents a large and growing market opportunity. The industry has grown from $2 billion in 2012 to an expected $18 billion in 2021, and it is projected to reach $118 billion in 2029. As additive technology matures in its ability to create cost-effective end-use parts, industry growth is driven largely by the acceleration of existing supply chain consolidation and reshoring trends.

“Our mission and vision are to reinvent manufacturing by bringing the power and agility of connected software to the world of industrial manufacturing. Today is a pivotal milestone as we progress towards making that vision a reality,” said Shai Terem, President and CEO of Markforged. “We’ve been at the forefront of the additive manufacturing industry, and this transaction will enable us to build on our incredible momentum and provide capital and flexibility to grow our brand, accelerate product innovation, and drive expanded adoption among customers across key verticals. We’re focused on making manufacturing even better by capitalizing on the huge opportunity ahead, and we are making this important leap through our new long-term partnership with Kevin Hartz and the entire team at one, a group of seasoned founders and operators with unparalleled experience. Their expertise and guidance will be invaluable as we continue to reinvent manufacturing today, so our customers can build anything they imagine tomorrow.”

Kevin Hartz, Founder and CEO of one, commented, “Markforged has already reinvented the additive manufacturing industry and is well-positioned for robust growth benefiting from the velocity of digitization. When launching one, our priority was to partner with a company with exceptional founders, visionaries and operators taking a differentiated approach in large and growing markets – Markforged ticked all of those boxes and more. We’re thrilled to be working closely with the entire Markforged team, comprised of highly engaged founders, visionary leaders and world-class engineers, uniquely positioned to lead a revolution in modern manufacturing.”

Greg Mark, Founder and Chairman of Markforged, said, “When I co-founded Markforged, our mission was to reinvent manufacturing by driving innovation and creating products and technologies that have the potential to transform an entire industry. I’ve been thrilled that Markforged has thrived in its successful pursuit of these ambitions with a growing network of customers across major sectors and around the world. As we take Markforged to the next level, we have found the ideal partner in one. Kevin and his team recognize not only Markforged’s ability to transform the way businesses innovate, but also the brilliant, passionate employees that make this company so unique.”

Transaction Overview

The combined company will have an estimated post-transaction equity value of approximately $2.1 billion at closing. The transaction will provide $425 million in gross proceeds to the Company, assuming no redemptions by one shareholders, including a $210 million PIPE at $10.00 per share from investors including Baron Capital Group, funds and accounts managed by BlackRock, Miller Value Partners, Wasatch Global Investors and Wellington Management, as well as commitments from M12 – Microsoft’s Venture Fund and Porsche Automobil Holding SE, existing Markforged shareholders. Net transaction proceeds will support Markforged’s continued growth across key verticals and strengthen its competitive advantage with new products, proprietary materials and expanded customer use cases.

Current Markforged shareholders are expected to hold approximately 78% of the issued and outstanding shares of common stock immediately following the closing. The transaction, which has been unanimously approved by the boards of directors of both Markforged and one, is expected to close in the summer of 2021, subject to the approval of both one and Markforged stockholders and regulatory approvals, as well as and other customary closing conditions.

Following the completion of the transaction, Shai Terem will continue to lead Markforged as President and CEO. Kevin Hartz will join the Company’s board.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by one with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Citigroup Global Markets Inc. is serving as lead financial advisor and capital markets advisor to Markforged. William Blair is also acting as financial advisor and capital markets advisor to Markforged, and Goodwin Procter LLP is serving as legal counsel.

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to one and Cadwalader, Wickersham & Taft LLP is serving as legal counsel.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are serving as co-placement agents on the PIPE.

Investor Webcast Information

In connection with this announcement, management of Markforged and one will host an investor webcast to discuss the transaction on Wednesday, February 24, 2021 at 8:00 a.m. EST. The webcast can be accessed here. For those who wish to participate by telephone, please dial 1-877-407-9039 (U.S.) or 1-201-689-8470 (International) and reference the Conference ID 13716849. The conference call will be accompanied by a detailed investor presentation. A copy of the investor presentation can be found by accessing https://investors.markforged.com.

About Markforged

Markforged transforms manufacturing with 3D metal and continuous carbon fiber printers capable of producing parts tough enough for the factory floor. Engineers, designers, and manufacturing professionals all over the world rely on Markforged metal and composite printers for tooling, fixtures, functional prototyping, and high-value end-use production. Founded in 2013 and based in Watertown, MA, Markforged has more than 250 employees globally, with $137 million in both strategic and venture capital. Markforged was recently recognized by Forbes in the Next Billion-Dollar Startups list, and listed as the #2 fastest-growing hardware company in the US in the 2019 Deloitte Fast 500. To learn more about Markforged, please visit https://markforged.com.

About one

one is a special purpose acquisition company sponsored by A* formed for the purpose of effecting a business combination with one or more businesses in the innovation economy. one completed its initial public offering in August 2020 raising $215 million in cash proceeds. A* was founded and is led by technology industry veteran Kevin Hartz. To learn more about one, please visit https://www.a-star.co/.

Important Information and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form S-4 to be filed with the SEC by one that will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of one to vote on the business combination. one urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about one, Markforged and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of one as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: one, 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, California 94129, Attention: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

one and Markforged and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of one is set forth in one’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), on August 19, 2020 and is available free of charge at the SEC’s web site at www.sec.gov or by directing a request to: one, 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, California 94129, Attention: Secretary. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the one shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of one, the combined company or Markforged, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the transaction, the expected new investors in the combined company, assumptions relating to redemptions, the expected proceeds of the transaction and the anticipated uses of those proceeds, the equity value, cash position and initial market capitalization of the combined company, the benefits of the transaction, the expected ownership of current Markforged shareholders following the closing of the transaction, as well as statements about the expected growth of the additive manufacturing industry, the combined company’s competitive position in the industry, the anticipated growth of the combined company, the increased adoption of its products, and the expected benefits of product innovation. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the risk that the approval of the shareholders of one for the potential transaction is not obtained; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; the ability of the combined company to grow and manage growth profitably and retain its key employees; the amount of redemption requests made by one’s shareholders; the inability to obtain or maintain the listing of the combined company's securities following the business combination; costs related to the business combination; and those factors discussed under the header “Risk Factors” in the registration statement on Form S-4 to be filed by one with the SEC and those included under the header “Risk Factors” in the final prospectus of one related to its initial public offering. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact Information

Markforged

Media

Jared Levy / Danya Al-Qattan

Sard Verbinnen & Co

Markforged-SVC@sardverb.com

Jenna Gilligan

V2 Communications

press@markforged.com

Investors

investors@markforged.com

one

Media

Meghan Gavigan

Sard Verbinnen & Co

one-SVC@sardverb.com

Investors

investors@a-star.co